UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A

Amendment No. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SINOVAC BIOTECH LTD.

(Exact name of registrant as specified in its charter)

Antigua, West Indies	Not Applicable
(State or other jurisdiction	(I.R.S. Employer Identification
of incorporation or organization)	Number)

No. 15 Zhi Tong Road, Zhongguancun Science and Technology Park Changping District, Beijing 102200 People’s Republic of China	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered

Reference is hereby made to:

(i) the Registration Statement on Form 8-A filed by Sinovac Biotech Ltd., an Antigua and Barbuda company (the “Company”), with the Securities and Exchange Commission (the “SEC”) on March 29, 2016 (the “Registration Statement”), relating to the Rights Agreement, dated as of March 28, 2016 (the “Original Rights Agreement”), between the Company and Pacific Stock Transfer Company, as rights agent (the “Rights Agent”);

(ii) Amendment No. 1 to the Registration Statement filed by the Company with the SEC on Form 8-A/A on March 24, 2017 (“Registration Statement Amendment No. 1”), relating to the Rights Agreement, as amended by the Amendment to the Rights Agreement, dated as of March 24, 2017, between the Company and the Rights Agent (the “First Rights Agreement Amendment”);

(iii) Amendment No. 2 to the Registration Statement filed by the Company with the SEC on Form 8-A/A on June 30, 2017 (“Registration Statement Amendment No. 2”), relating to the Rights Agreement, as amended by the Second Amendment to the Rights Agreement, dated as of June 26, 2017, between the Company and the Rights Agent (the “Second Rights Agreement Amendment”); and

(iv) Amendment No. 3 to the Registration Statement filed by the Company with the SEC on Form 8-A/A on March 6, 2018 (“Registration Statement Amendment No. 3”, together with Registration Statement Amendment No. 1 and Registration Statement Amendment No. 2, the “Prior Registration Statement Amendments”), relating to the Rights Agreement, as amended by the Third Amendment to the Rights Agreement, dated as of March 6, 2017, between the Company and the Rights Agent (the “Third Rights Agreement Amendment”, together with the First Rights Agreement Amendment and the Second Rights Agreement Amendment, the “Prior Rights Agreement Amendments”).

The Original Rights Agreement, as amended by the Prior Rights Agreement Amendments, is referred to herein as the “Rights Agreement.” Each of the Registration Statement and the Prior Registration Statement Amendments is incorporated herein by reference.

On July 2, 2018, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Vivo Capital, LLC and Prime Success, L.P. (each an “Investor”, and collectively, the “Investors”), pursuant to which the Company, in a private placement (the “Private Placement”), issued and sold to the Investors an aggregate of 11,800,000 common shares of the Company, par value $0.001 per share (the “Shares”). In connection with the Purchase Agreement and the Private Placement, the Company also entered into a Shareholders Agreement, Promissory Notes, an Equity Commitment Letter and the Registration Rights Agreement with the Investors (each as defined in the Purchase Agreement, collectively, and together with the Purchase Agreement and any other documents contemplated thereby or necessary or appropriate in connection therewith, the “Transaction Documents”).

Immediately prior to the execution of the Purchase Agreement and completion of the Private Placement, on July 2, 2018, the Company entered into the Fourth Amendment to the Rights Agreement with the Rights Agent (the “Fourth Rights Agreement Amendment”), which provides, among other things, that:

(i) the Investors, their direct and indirect shareholders and their respective Affiliates and Associates (as defined in the Rights Agreement) will be exempt from the Rights Agreement to the extent that their beneficial ownership of any common shares of the Company pursuant to or arising out of the execution of the Purchase Agreement or the Transaction Documents, or the consummation of the Private Placement or any of the other transactions contemplated thereby, which shall include any subsequent acquisition of any common shares up to the Maximum Ownership Percentage (as defined in the Shareholders Agreement); and

(ii) none of the execution, delivery or performance of the Purchase Agreement or the Transaction Documents, or the consummation of the Private Placement or any of the transactions contemplated thereby, will permit the Rights (as defined in the Rights Agreement) to be exercised.

The foregoing summaries of the Rights Agreement and Fourth Rights Agreement Amendment are qualified in their entirety by reference to (i) the full text of the Fourth Rights Agreement Amendment, which was filed as Exhibit 99.9 to the Company’s Form 6-K filed with the SEC on July 3, 2018; (ii) the Original Rights Agreement and the summary of its material terms which were filed with the SEC on Form 6-K on March 29, 2016 and are incorporated herein by reference; (iii) the First Rights Agreement Amendment and the summary of its material terms which were filed with the SEC on Form 6-K on March 24, 2017; (iv) the Second Rights Agreement Amendment and the summary of its material terms which were filed with the SEC on Form 6-K on June 30, 2017 and are incorporated herein by reference; and (v) the Third Rights Agreement Amendment and the summary of its material terms which were filed with the SEC on March 6, 2018 and are incorporated herein by reference.

Item 2. Exhibits

1.	Fourth Amendment to Right Agreement, dated as of July 2, 2018, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 99.9 of the Report on Form 6-K dated July 3, 2018 of Sinovac Biotech Ltd.)

2.	Third Amendment to Rights Agreement, dated as of March 6, 2018, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated March 6, 2018 of Sinovac Biotech Ltd.)

3.	Second Amendment to Rights Agreement, dated as of June 26, 2017, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated June 30, 2017 of Sinovac Biotech Ltd.)

4.	Amendment to Rights Agreement, dated as of March 24, 2017, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent (incorporated herein by reference to Exhibit 4.1 of the Report on Form 6-K dated March 24, 2017 of Sinovac Biotech Ltd.)

5.	Rights Agreement, dated as of March 28, 2016, between Sinovac Biotech Ltd. and Pacific Stock Transfer Company, as Rights Agent, which includes the Form of Certificate of Designations of Series A Junior Participating Preferred Shares as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 of the Report on Form 6-K dated March 29, 2016 of Sinovac Biotech Ltd.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SINOVAC BIOTECH LTD.

By:	/s/ Nan Wang
Name:	Nan Wang
Title:	Chief Financial Officer

Date: July 3, 2018